EMPLOYMENT AGREEMENT

          AGREEMENT made as of January 1, 1996 by and between THE
INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the State of Delaware (hereinafter referred to as "Interpublic"), and FRANK B. LOWE (hereinafter referred to as "Executive").


          In consideration of the mutual promises set forth

herein the parties hereto agree as follows:


                            ARTICLE I
                        Term of Employment

          1.01 Upon the terms and subject to the conditions set forth herein, Interpublic or one of its subsidiaries will employ Executive for the period beginning January 1, 1996 and ending on December 31, 2000, or on such earlier date as the employment of Executive shall terminate pursuant to Article V or Article VI. (The period during which Executive is employed hereunder is referred to herein as the "term of employment" and Interpublic or whichever of its subsidiaries shall from time to time employ Executive pursuant to this Agreement is referred to herein as the "Corporation"). Executive will serve the Corporation during the term of employment.


                            ARTICLE II

                              Duties

          2.01  During the term of employment Executive will:

                (i)      use his best efforts to promote the
interests of the Corporation and devote his full time and efforts to its business and affairs;

                (ii)     perform such duties as the Corporation
may from time to time assign to him;

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                (iii)    serve as Chairman and Chief Executive
Officer at the Lowe Group plc and have responsibility for the management of the Lowe Group Worldwide and in addition accept appointments to such other positions in Interpublic as are commensurate with his role and status. In these capacities
 Executive shall report directly to the Chief Executive Officer of Interpublic. No significant change in Executive's status in Interpublic or the nature or scope of his duties shall be effected without his consent.

          (iv)      be proposed as a member of the Corporation's
Board of Directors.


                           ARTICLE III

                           Compensation

          3.01 The Corporation will compensate Executive for the duties performed by him hereunder, including all services rendered as an officer or director of the Corporation, by payment of a salary at the rate of $750,000 per annum, payable in equal installments, which the Corporation may pay at either monthly or semi-monthly intervals.

          3.02 The Corporation may at any time increase the compensation paid to Executive hereunder if the Corporation in its discretion shall deem it advisable so to do in order to compensate him fairly for services rendered to the Corporation.


                            ARTICLE IV

                             BONUSES

          4.01 Executive will be eligible during the term of employment to participate in the Management Incentive Compensation Plan ("MICP" or the "Plan") in accordance with the terms and conditions of the Plan established from time to time, and appropriate for an executive holding such a position.

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                            ARTICLE V

                           Termination

          5.01 Interpublic may terminate the employment of Executive hereunder:

                (i) by giving Executive notice in writing at any time specifying a termination date not less than the greater of (a) twelve months or (b) the number of whole calendar months remaining until February 28, 1997, after the date on which such notice is given, in which event his employment hereunder shall terminate on the date specified in such notice, or

                (ii)     Notwithstanding clause (i) above,
Interpublic may terminate the employment of Executive hereunder by giving him notice in writing specifying any termination date after February 28, 1997. In this event his employment hereunder shall terminate on the date specified in such notice and the Corporation shall thereafter pay him a sum equal to the amount by which twelve months' salary, at his then current rate exceeds the salary paid to him for the period from the date on which such notice is given to the termination date specified in such notice. Such payment shall be made during the period immediately following the termination date specified in such notice, in successive equal monthly installments each of which shall be equal to one month's salary at the rate in effect at the time of such termination, with any residue in respect of a period less than one month to be paid together with the last installment.

           (iii) However, with respect to any payments of salary due to Executive after notice of termination shall have been given pursuant to Sub-section 5.01 (i), should Executive commence other employment during the period when payments thereunder are being made, said payments shall cease forthwith. Moreover, with respect to any payments of salary or salary equivalents to Executive after notice of termination shall have been given pursuant to Sub-section 5.01 (ii), should Executive commence other employment prior to the last payment due under that Sub-section, no further payments shall be made to Executive.


          5.02 Executive may at any time give notice in writing to the Corporation specifying a termination date not less than twelve months after the date on which such notice is given, in

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which event his employment hereunder shall terminate on the date specified in such notice.

          5.03 If the employment of Executive hereunder is terminated pursuant to this Article V by either the Corporation or Executive, Executive shall continue to perform his duties hereunder until the termination date at his salary in effect on the date that notice of such termination is given.

          5.04 If Executive dies before December 31, 2000, his employment hereunder shall terminate on the date of his death.


                            ARTICLE VI

                            Covenants

          6.01 While Executive is employed hereunder by the Corporation he shall not without the prior written consent of the Corporation engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that he may continue to own or may hereafter acquire any securities of any class of any publicly-owned company as well as investments in other entities that are held for investment purposes only provided that such entities are not in competition with the Corporation and that investment in such entities does not create a conflict of interest on the part of Executive.

          6.02 Executive shall treat as confidential and keep secret the affairs of the Corporation and shall not at any time during the term of employment or thereafter, without the prior written consent of the Corporation, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Corporation and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Corporation or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder.


          6.03 If Executive deliberately and seriously violates any provision of Section 6.01 or Section 6.02, the Corporation may, notwithstanding the provisions of Section 5.01, terminate

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the employment of Executive at any time by giving him notice in writing specifying a termination date. In such event, his employment hereunder shall terminate on the date specified in such notice.

          6.04 All records, papers and documents kept or made by Executive relating to the business of the Corporation or its subsidiaries or affiliates or their clients shall be and remain the property of the Corporation.

          6.05 All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by him pertaining to the business of the Corporation or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of the Corporation, and Executive will assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to the Corporation, provided that the Corporation shall bear any legal or other costs reasonably incurred by Executive in connection therewith.

     6.06 Following the termination of Executive's employment hereunder or otherwise for any reason, Executive shall not for a period of twenty-four months from such termination either (a) solicit any employee of the Corporation to leave such employ to enter the employ of Executive or of any corporation or enterprise with which Executive is then associated or (b) solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the advertising, public relations, sales promotion or market research business of any advertiser which is a client of the Corporation at the time of such termination.


                           ARTICLE VII

       LONG TERM PERFORMANCE INCENTIVE PLAN; OTHER BENEFITS

          7.01 As soon as practicable following execution of this Agreement by both parties hereto, Interpublic will cause its Compensation Committee to grant Executive an award of 8,885 performance units for the 1995-1998 performance period under Interpublic's Long-Term Performance Incentive Plan tied to the

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cumulative compound profit growth of The Lowe Group plc and options under Interpublic's 1986 Stock Incentive Plan to purchase 30,000 shares of Interpublic common stock, which options shall not be exercisable until January 1, 1998, at which time they shall become exercisable in full.

          7.02 During the term of this Agreement, Executive shall be entitled to a housing allowance of up to $200,000 per year.

          7.03 During the term of this Agreement, Executive shall be entitled to an automobile allowance of up to $10,000 per year.

          7.04 Interpublic agrees to have its Management Human Resources Committee elect Executive to membership in the Development Council, and Executive shall be entitled to receive all fringe benefits, vacation and perquisites given to Interpublic executives of similar title and position.
          7.05 During the term of this Agreement, Executive shall be entitled to receive reimbursement for travel of his spouse related to Lowe or Interpublic business of up to $30,000 per year.


                           ARTICLE VIII

                            Assignment

          8.01 This Agreement shall be binding upon and enure to the benefit of the successors and assigns of the Corporation.
Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.


                            ARTICLE IX

                           Arbitration

          9.01 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for

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 defamation, breach of contract, wrongful termination and any other claim arising because of Executive's employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Section 11.01 hereof, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to the Corporation. The prevailing party in any such arbitration shall be entitled to receive attorney's fees and costs.


                            ARTICLE X

                         Agreement Entire

          10.01  This Agreement constitutes the entire
understanding between Interpublic and Executive concerning his employment by Interpublic or any of its affiliates or subsidiaries and supersedes any and all previous agreements between Executive and Interpublic or any of its affiliates or subsidiaries concerning such employment. This Agreement may not be changed orally.


                            ARTICLE XI

                          Applicable Law

     11.01 The Agreement shall be governed by and construed in accordance with the laws of the State of New York.


                         THE INTERPUBLIC GROUP OF COMPANIES, INC.

                         By   C. KENT KROEBER

                              FRANK B. LOWE

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